Exhibit 99.1

ARCH CAPITAL GROUP LTD. Earnings Release Supplement

As of June 30, 2006

INDEX TO SUPPLEMENT

ARCH CAPITAL GROUP LTD. REPORTS 2006 SECOND QUARTER RESULTS

HAMILTON, BERMUDA, July 27, 2006 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2006 second quarter was $137.8 million, or $1.81 per share, compared to $126.0 million, or $1.69 per share, for the 2005 second quarter, and $267.5 million, or $3.52 per share, for the six months ended June 30, 2006, compared to $241.9 million, or $3.26 per share, for the 2005 period. The Company also reported after-tax operating income available to common shareholders of $171.0 million, or $2.24 per share, for the 2006 second quarter, compared to $113.1 million, or $1.52 per share, for the 2005 second quarter, and $314.1 million, or $4.13 per share, for the six months ended June 30, 2006, compared to $225.0 million, or $3.03 per share, for the 2005 period. The Company’s after-tax operating income available to common shareholders represented a 26.1% annualized return on average common equity for the 2006 second quarter, compared to 18.9% for the 2005 second quarter, and 24.3% for the six months ended June 30, 2006, compared to 19.0% for the 2005 period. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. See page 6 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The Company’s book value per common share increased to $36.39 at June 30, 2006 from $33.82 per share at December 31, 2005 (see “Calculation of Book Value Per Common Share” in the Supplemental Financial Information section of this release). Gross and net premiums written for the 2006 second quarter were $1.14 billion and $794.6 million, respectively, compared to $940.8 million and $723.7 million, respectively, for the 2005 second quarter, and $2.30 billion and $1.67 billion, respectively, for the six months ended June 30, 2006, compared to $1.92 billion and $1.52 billion, respectively, for the 2005 period. The Company’s combined ratio was 86.3% for the 2006 second quarter, compared to 89.4% for the 2005 second quarter, and 87.2% for the six months ended June 30, 2006, compared to 89.1% for the 2005 period. All per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company’s underwriting results:

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
(U.S. dollars in thousands)	2006	2005	2006	2005
Gross premiums written	$1,136,274	$940,753	$2,304,088	$1,921,445
Net premiums written	794,558	723,728	1,668,277	1,523,529
Net premiums earned	797,450	739,892	1,559,051	1,436,960
Underwriting income	112,214	79,013	202,442	162,321

Combined ratio	86.3%	89.4%	87.2%	89.1%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
(U.S. dollars in thousands, except share data)	2006	2005	2006	2005

After-tax operating income available to common shareholders	$171,036	$113,052	$314,117	$224,987
Net realized gains (losses), net of tax	(31,458)	1,951	(34,370)	2,269
Net foreign exchange gains (losses), net of tax	(1,730)	10,989	(12,276)	14,628
Net income available to common shareholders	$137,848	$125,992	$267,471	$241,884

Diluted per common share results:
After-tax operating income available to common shareholders	$2.24	$1.52	$4.13	$3.03
Net realized gains (losses), net of tax	(0.41)	0.02	(0.45)	0.03
Net foreign exchange gains (losses), net of tax	(0.02)	0.15	(0.16)	0.20
Net income available to common shareholders	$1.81	$1.69	$3.52	$3.26

Weighted average common shares and common share equivalents outstanding—diluted	76,155,438	74,412,553	76,014,819	74,249,728

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 58.0% and an underwriting expense ratio of 28.3% for the 2006 second quarter, compared to a loss ratio of 60.0% and an underwriting expense ratio of 29.4% for the 2005 second quarter. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 59.7% and an underwriting expense ratio of 27.5% for the six months ended June 30, 2006, compared to a loss ratio of 60.5% and an underwriting expense ratio of 28.6% for the 2005 period. The loss ratio of 58.0% for the 2006 second quarter was comprised of 32.6 points of paid losses, 8.1 points related to reserves for reported losses and 17.3 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through June 30, 2006.

For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities was $400.0 million for the 2006 second quarter, compared to $357.8 million for the 2005 second quarter, and $823.2 million for the six months ended June 30, 2006, compared to $685.6 million for the 2005 period. The increase in operating cash flows in the 2006 periods was due to growth in net premiums written and net investment income, partially offset by a higher level of paid losses as the Company’s loss reserves have continued to mature and due to payments related to the 2004 and 2005 catastrophic events that contributed $63.6 million to paid losses for the 2006 second quarter and $104.4 million for the six months ended June 30, 2006.

Net investment income was $90.5 million for the 2006 second quarter, compared to $53.7 million for the 2005 second quarter, and $170.8 million for the six months ended June 30, 2006, compared to $103.6 million for the 2005 period. The increase in net investment income in the 2006 periods resulted from a higher level of average invested assets primarily due to cash flows from operations. In addition, an increase in the pre-tax investment income yield to 4.5% for the 2006 second quarter and 4.4% for the six months ended June 30, 2006, compared to 3.4% for the 2005 periods, contributed to the growth in net investment income. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AA+” at June 30, 2006, December 31, 2005 and June 30, 2005. The average effective duration of the Company’s investment portfolio was reduced to 2.9 years at June 30, 2006, from 3.3 years at December 31, 2005 and 3.9 years at June 30, 2005, while the imbedded book yield increased to 4.8% at June 30, 2006, from 4.2% at December 31, 2005 and 3.7% at June 30, 2005.

Net foreign exchange losses for the 2006 second quarter of $1.1 million consisted of net unrealized losses of $0.1 million and net realized losses of $1.0 million, compared to net foreign exchange gains for the 2005 second quarter of $10.2 million, which consisted of net unrealized gains of $10.7 million and net realized losses of $0.5 million. Net foreign exchange losses for the six months ended June 30, 2006 of $11.4 million consisted of net unrealized losses of $8.0 million and net realized losses of $3.4 million, compared to net foreign exchange gains of $13.4 million for the 2005 period, which consisted of net unrealized gains of $13.4 million and minimal net realized gains. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income. For the 2006 and 2005 periods, the net unrealized foreign exchange gains or losses recorded by the Company were largely offset by changes in the value of the Company’s investments held in foreign currencies.

On January 1, 2006, the Company adopted the fair value method of accounting for share-based awards using the modified prospective method of transition as described by FASB Statement No. 123 (revised 2004), “Share-Based Payment.” As required by the provisions of SFAS 123(R), the Company recorded after-tax share-based compensation expense related to stock options of $1.7 million, or $0.02 per share, in the 2006 second quarter, and $2.8 million, or $0.04 per share, for the six months ended June 30, 2006. Under the modified prospective method of transition, no expense related to stock options was recorded in the 2005 periods. For the remaining six months of 2006, the Company expects to record after-tax share-based compensation expense related to stock options of approximately $2.9 million, or $0.04 per share.

For the 2006 and 2005 second quarters, the effective tax rates on income before income taxes were 9.1% and 5.8%, respectively, and the effective tax rates on pre-tax operating income were 7.6% and 7.0%, respectively.

For the six months ended June 30, 2006 and 2005, the effective tax rates on income before income taxes were 8.6% and 6.7%, respectively, while the effective tax rates on pre-tax operating income were 7.5% in both periods. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company currently expects that its annual effective tax rate on pre-tax operating income for the year 2006 will be in the range of 6.5% to 9.5%.

On May 24, 2006, the Company issued in a public offering $125.0 million of its 7.875% series B non-cumulative preferred shares with a liquidation preference of $25.00 per share and received net proceeds of approximately $120.9 million. The Company may redeem all or a portion of the preferred shares at a redemption price of $25 per share on or after May 15, 2011. Dividends, as and if declared by the Company’s board of directors, are payable from the date of original issue on a non-cumulative basis, quarterly in arrears, commencing on August 15, 2006, at an annual rate of 7.875%. The Company declared dividends on its series A and series B non-cumulative preferred shares of $5.0 million and $7.7 million, respectively, for the 2006 second quarter and six months ended June 30, 2006.

At June 30, 2006, the Company’s capital of $3.32 billion consisted of $300.0 million of senior notes, representing 9.0% of the total, $325.0 million of preferred shares, representing 9.8% of the total, and common shareholders’ equity of $2.69 billion, representing the balance. The increase in the Company’s capital during 2006 of $535.3 million was primarily attributable to the issuance of preferred shares and net income for the six months ended June 30, 2006, partially offset by an after-tax decline in the market value of the Company’s investment portfolio of $64.3 million which was primarily due to an increase in the level of interest rates.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, was 1.7 million shares, or 2.3%, higher in the 2006 second quarter than in the 2005 second quarter, and 1.8 million shares, or 2.4%, higher for the six months ended June 30, 2006 than for the 2005 period. The higher level of shares outstanding in the 2006 periods was primarily due to increases in the assumed dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method. Under the treasury stock method, the assumed dilutive impact of options and nonvested stock on diluted weighted average shares outstanding increases as the market price of the Company’s common shares increases.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Friday, July 28, 2006. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 1:00 p.m. Eastern Time on July 28 through midnight Eastern Time on August 28, 2006. A telephone replay of the conference call also will be available beginning on July 28 at 1:00 p.m. Eastern Time until August 4 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 20015944), and international callers should dial 617-801-6888 (passcode 20015944).

Arch Capital Group Ltd., a Bermuda-based company with approximately $3.32 billion in capital at June 30, 2006, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                       the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company’s insureds and reinsureds;

•                       the Company’s ability to maintain or improve its ratings, which may be affected by the Company’s ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                       general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in light of the rapid growth of the Company’s business;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through June 30, 2006;

•                       greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company’s insurance and reinsurance subsidiaries;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company’s prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                       changes in accounting principles or the application of such principles by accounting firms or regulators; and

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and the Company’s access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues
Net premiums written	$794,558	$723,728	$1,668,277	$1,523,529
(Increase) decrease in unearned premiums	2,892	16,164	(109,226)	(86,569)
Net premiums earned	797,450	739,892	1,559,051	1,436,960
Net investment income	90,503	53,660	170,829	103,576
Net realized gains (losses)	(32,202)	2,105	(35,585)	2,566
Fee income	3,468	1,025	5,273	7,137
Total revenues	859,219	796,682	1,699,568	1,550,239

Expenses
Losses and loss adjustment expenses	462,255	443,918	930,433	869,454
Acquisition expenses	148,581	148,538	278,253	274,671
Other operating expenses	84,367	74,985	167,344	149,160
Interest expense	5,651	5,629	11,206	11,265
Net foreign exchange (gains) losses	1,146	(10,198)	11,399	(13,435)
Total expenses	702,000	662,872	1,398,635	1,291,115

Income before income taxes	157,219	133,810	300,933	259,124

Income tax expense	14,332	7,818	25,756	17,240

Net income	142,887	125,992	275,177	241,884

Preferred dividends	5,039	—	7,706	—

Net income available to common shareholders	$137,848	$125,992	$267,471	$241,884

Net income per common share
Basic	$1.88	$3.65	$3.66	$7.02
Diluted	$1.81	$1.69	$3.52	$3.26

Weighted average common shares and common share equivalents outstanding
Basic (1)	73,188,101	34,563,565	73,044,473	34,464,740
Diluted (1)	76,155,438	74,412,553	76,014,819	74,249,728

(1)          For the 2005 second quarter and six months ended June 30, 2005, basic weighted average common shares and common share equivalents outstanding excluded 37,327,502 and 37,329,441 series A convertible preference shares, respectively. Such shares were included in the diluted weighted average common shares and common share equivalents outstanding. During the 2005 fourth quarter, all remaining series A convertible preference shares were converted into an equal number of common shares.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share data)

	(Unaudited)
	June 30,	December 31,
	2006	2005
Assets
Investments and cash:
Fixed maturities available for sale, at fair value (amortized cost: 2006, $6,023,605; 2005, $5,310,712)	$5,948,595	$5,280,987
Short-term investments available for sale, at fair value (amortized cost: 2006, $969,886; 2005, $679,530)	973,671	681,887
Short-term investment of funds received under securities lending agreements, at fair value	762,226	893,379
Other investments, at fair value (cost: 2006, $119,136; 2005, $59,839)	132,046	70,233
Cash	366,373	222,477
Total investments and cash	8,182,911	7,148,963

Accrued investment income	65,617	62,196
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	741,901	863,866
Premiums receivable	897,400	672,902
Funds held by reinsureds	84,860	167,739
Unpaid losses and loss adjustment expenses recoverable	1,584,824	1,389,768
Paid losses and loss adjustment expenses recoverable	96,827	80,948
Prepaid reinsurance premiums	444,586	322,435
Deferred income tax assets, net	84,021	71,139
Deferred acquisition costs, net	323,328	317,357
Receivable for securities sold	150,902	220
Other assets	430,536	390,903
Total Assets	$13,087,713	$11,488,436

Liabilities
Reserve for losses and loss adjustment expenses	$6,121,878	$5,452,826
Unearned premiums	1,939,140	1,699,691
Reinsurance balances payable	255,644	150,451
Senior notes	300,000	300,000
Deposit accounting liabilities	46,526	43,104
Securities lending collateral	762,226	893,379
Payable for securities purchased	166,694	12,020
Other liabilities	479,825	456,438
Total Liabilities	10,071,933	9,007,909

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized)
—Series A (issued: 2006, 8,000,000)	80	—
—Series B (issued: 2006, 5,000,000)	50	—
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2006, 73,937,973; 2005, 73,334,870)	739	733
Additional paid-in capital	1,923,156	1,595,440
Deferred compensation under share award plan	—	(9,646)
Retained earnings	1,168,819	901,348
Accumulated other comprehensive income (loss), net of deferred income tax	(77,064)	(7,348)
Total Shareholders’ Equity	3,015,780	2,480,527
Total Liabilities and Shareholders’ Equity	$13,087,713	$11,488,436

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
 (U.S. dollars in thousands)

	(Unaudited) Six Months Ended June 30,
	2006	2005
Series A Convertible Preference Shares
Balance at beginning of year	$—	$373
Converted to common shares	—	(0)
Balance at end of period	—	373

Non-Cumulative Preferred Shares
Series A preferred shares issued	80	—
Series B preferred shares issued	50	—
Balance at end of period	130	—

Common Shares
Balance at beginning of year	733	349
Common shares issued, net	6	4
Balance at end of period	739	353

Additional Paid-in Capital
Balance at beginning of year	1,595,440	1,560,291
Cumulative effect of change in accounting for unearned stock grant compensation	(9,646)	—
Series A non-cumulative preferred shares issued	193,388	—
Series B non-cumulative preferred shares issued	120,866	—
Common shares issued	410	1,698
Exercise of stock options	15,572	7,430
Common shares retired	(658)	(846)
Amortization of share-based compensation	7,510	—
Other	274	382
Balance at end of period	1,923,156	1,568,955

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(9,646)	(9,879)
Cumulative effect of change in accounting for unearned stock grant compensation	9,646	—
Restricted common shares issued	—	(291)
Deferred compensation expense recognized	—	3,781
Balance at end of period	—	(6,389)

Retained Earnings
Balance at beginning of year	901,348	644,862
Dividends declared on preferred shares	(7,706)	—
Net income	275,177	241,884
Balance at end of period	1,168,819	886,746

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	(7,348)	45,910
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	(64,272)	8,514
Foreign currency translation adjustments, net of deferred income tax	(5,444)	(1,070)
Balance at end of period	(77,064)	53,354

Total Shareholders’ Equity	$3,015,780	$2,503,392

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
 (U.S. dollars in thousands)

	(Unaudited)
	Six Months Ended
	June 30,
	2006	2005
Comprehensive Income
Net income	$275,177	$241,884
Other comprehensive income (loss), net of deferred income tax
Unrealized appreciation (decline) in value of investments:
Unrealized holding gains (losses) arising during period	(97,560)	9,239
Reclassification of net realized (gains) losses, net of income taxes, included in net income	33,288	(725)
Foreign currency translation adjustments	(5,444)	(1,070)
Other comprehensive income (loss)	(69,716)	7,444
Comprehensive Income	$205,461	$249,328

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	(Unaudited) Six Months Ended June 30,
	2006	2005
Operating Activities
Net income	$275,177	$241,884
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses	35,673	(1,022)
Share-based compensation	7,510	4,073
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	473,996	501,499
Unearned premiums, net of prepaid reinsurance premiums	117,298	85,143
Premiums receivable	(224,498)	(101,883)
Deferred acquisition costs, net	(5,971)	(25,785)
Funds held by reinsureds	82,879	10,663
Reinsurance balances payable	105,193	(25,664)
Paid losses and loss adjustment expenses recoverable	(15,879)	(1,593)
Deferred income tax assets, net	(5,555)	5,142
Other liabilities	18,331	18,171
Other items, net	(41,000)	(25,035)
Net Cash Provided By Operating Activities	823,154	685,593

Investing Activities
Purchases of fixed maturity investments	(8,196,081)	(1,985,427)
Proceeds from sales of fixed maturity investments	7,440,922	1,194,890
Proceeds from redemptions and maturities of fixed maturity investments	96,360	163,973
Purchases of other investments	(63,813)	—
Proceeds from sale of other investments	6,062	1,986
Net purchases of short-term investments	(279,297)	(9,528)
Change in securities lending collateral	131,153	—
Purchases of furniture, equipment and other	(8,679)	(7,588)
Net Cash Used For Investing Activities	(873,373)	(641,694)

Financing Activities
Proceeds from common shares issued, net of repurchases	11,212	5,568
Proceeds from preferred shares issued, net of issuance costs	314,538	—
Change in securities lending collateral	(131,153)	—
Excess tax benefits from share-based compensation	3,143	—
Preferred dividends paid	(4,622)	—

Net Cash Provided By Financing Activities	193,118	5,568

Effects of exchange rate changes on foreign currency cash	997	(502)
Increase in cash	143,896	48,965
Cash beginning of year	222,477	113,052

Cash end of period	$366,373	$162,017

Income taxes paid, net	$32,407	$34,958
Interest paid	$11,067	$11,141

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield (net of investment expenses), average effective duration and average credit quality.

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
Net investment income yield (at amortized cost)	2006	2005	2006	2005

Pre-tax	4.5%	3.4%	4.4%	3.4%
After-tax	4.3%	3.3%	4.3%	3.2%

	(Unaudited) June 30,	December 31,
Fixed maturities and short-term investments (1)	2006	2005

Average effective duration (in years)	2.9	3.3
Average credit quality (Standard & Poors)	AA+	AA+
Imbedded book yield (2)	4.8%	4.2%

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2006	2005	2006	2005
Annualized operating return on average common equity (3)	26.1%	18.9%	24.3%	19.0%

(1)          Includes fixed maturities and short-term investments pledged under securities lending agreements and excludes short-term investment of funds received under securities lending agreements.

(2)          Before investment expenses.

(3)          Annualized operating return on average common equity, a non-GAAP measure, equals annualized operating income available to common shareholders divided by average common shareholders’ equity (calculated using the beginning and ending values during the period). See “Comment on Regulation G” above.

Segment Information

The Company classifies its businesses into two underwriting segments—insurance and reinsurance—and a corporate and other segment (non-underwriting). The Company’s insurance and reinsurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight specialty product lines: casualty; construction and surety; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (consisting of collateralized protection business).

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The corporate and other segment (non-underwriting) includes net investment income, other fee income, net of related expenses, other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses and income taxes. In addition, results for the corporate and other segment include dividends on the Company’s non-cumulative preferred shares.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income available to common shareholders:

	(Unaudited) Three Months Ended June 30, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$647,817	$499,241	$1,136,274
Net premiums written	409,302	385,256	794,558
Net premiums earned	$385,877	$411,573	$797,450
Fee income	1,253	2,215	3,468
Losses and loss adjustment expenses	(251,172)	(211,083)	(462,255)
Acquisition expenses, net	(41,275)	(107,306)	(148,581)
Other operating expenses	(63,689)	(14,179)	(77,868)
Underwriting income	$30,994	$81,220	112,214

Net investment income			90,503
Net realized losses			(32,202)
Other expenses			(6,499)
Interest expense			(5,651)
Net foreign exchange losses			(1,146)
Income before income taxes			157,219
Income tax expense			(14,332)

Net income			142,887
Preferred dividends			(5,039)
Net income available to common shareholders			$137,848

Underwriting Ratios

Loss ratio	65.1%	51.3%	58.0%
Acquisition expense ratio (2)	10.5%	26.1%	18.5%
Other operating expense ratio	16.5%	3.4%	9.8%
Combined ratio	92.1%	80.8%	86.3%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited) Three Months Ended June 30, 2005
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$577,420	$376,803	$940,753
Net premiums written	373,672	350,056	723,728

Net premiums earned	$354,086	$385,806	$739,892
Fee income	1,003	22	1,025
Losses and loss adjustment expenses	(229,971)	(213,947)	(443,918)
Acquisition expenses, net	(35,095)	(113,443)	(148,538)
Other operating expenses	(57,543)	(11,905)	(69,448)
Underwriting income	$32,480	$46,533	79,013

Net investment income			53,660
Net realized gains			2,105
Other expenses			(5,537)
Interest expense			(5,629)
Net foreign exchange gains			10,198
Income before income taxes			133,810
Income tax expense			(7,818)

Net income			125,992
Preferred dividends			—
Net income available to common shareholders			$125,992

Underwriting Ratios
Loss ratio	64.9%	55.5%	60.0%
Acquisition expense ratio (2)	9.7%	29.4%	20.0%
Other operating expense ratio	16.3%	3.1%	9.4%
Combined ratio	90.9%	88.0%	89.4%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited) Six Months Ended June 30, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$1,263,301	$1,063,909	$2,304,088
Net premiums written	806,556	861,721	1,668,277

Net premiums earned	$766,131	$792,920	$1,559,051
Fee income	2,657	2,616	5,273
Losses and loss adjustment expenses	(499,174)	(431,259)	(930,433)
Acquisition expenses, net	(79,160)	(199,093)	(278,253)
Other operating expenses	(125,765)	(27,431)	(153,196)
Underwriting income	$64,689	$137,753	202,442

Net investment income			170,829
Net realized losses			(35,585)
Other expenses			(14,148)
Interest expense			(11,206)
Net foreign exchange losses			(11,399)
Income before income taxes			300,933
Income tax expense			(25,756)

Net income			275,177
Preferred dividends			(7,706)
Net income available to common shareholders			$267,471

Underwriting Ratios
Loss ratio	65.2%	54.4%	59.7%
Acquisition expense ratio (2)	10.1%	25.1%	17.7%
Other operating expense ratio	16.4%	3.5%	9.8%
Combined ratio	91.7%	83.0%	87.2%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited) Six Months Ended June 30, 2005
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$1,084,164	$865,598	$1,921,445
Net premiums written	695,780	827,749	1,523,529

Net premiums earned	$675,122	$761,838	$1,436,960
Fee income	2,492	4,645	7,137
Losses and loss adjustment expenses	(436,833)	(432,621)	(869,454)
Acquisition expenses, net	(61,776)	(212,895)	(274,671)
Other operating expenses	(114,830)	(22,821)	(137,651)
Underwriting income	$64,175	$98,146	162,321

Net investment income			103,576
Net realized gains			2,566
Other expenses			(11,509)
Interest expense			(11,265)
Net foreign exchange gains			13,435
Income before income taxes			259,124
Income tax expense			(17,240)

Net income			241,884
Preferred dividends			—
Net income available to common shareholders			$241,884

Underwriting Ratios
Loss ratio	64.7%	56.8%	60.5%
Acquisition expense ratio (2)	8.9%	27.9%	19.0%
Other operating expense ratio	17.0%	3.0%	9.6%
Combined ratio	90.6%	87.7%	89.1%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

The following tables set forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended June 30,
	2006		2005
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Property, marine and aviation	$74,712	18.2	$68,090	18.2
Construction and surety	66,717	16.3	48,362	12.9
Casualty	66,643	16.3	72,502	19.4
Professional liability	63,555	15.5	56,757	15.2
Programs	56,512	13.8	58,524	15.7
Executive assurance	53,841	13.2	44,503	11.9
Healthcare	14,199	3.5	12,626	3.4
Other	13,123	3.2	12,308	3.3
Total	$409,302	100.0	$373,672	100.0

Net premiums earned
Property, marine and aviation	$54,783	14.2	$55,534	15.7
Construction and surety	67,967	17.6	56,448	15.9
Casualty	61,121	15.9	73,687	20.8
Professional liability	65,639	17.0	50,495	14.3
Programs	57,478	14.9	53,154	15.0
Executive assurance	49,707	12.9	34,658	9.8
Healthcare	17,869	4.6	16,339	4.6
Other	11,313	2.9	13,771	3.9
Total	$385,877	100.0	$354,086	100.0

Net premiums written by client location
United States	$343,923	84.0	$325,850	87.2
Europe	39,886	9.8	29,195	7.8
Other	25,493	6.2	18,627	5.0
Total	$409,302	100.0	$373,672	100.0

	(Unaudited) Six Months Ended June 30,
	2006		2005
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Construction and surety	$147,346	18.3	$110,802	15.9
Property, marine and aviation	143,358	17.8	110,182	15.8
Professional liability	126,009	15.6	103,658	14.9
Casualty	117,393	14.6	136,301	19.6
Programs	117,046	14.5	111,791	16.1
Executive assurance	99,432	12.3	68,520	9.8
Healthcare	32,314	4.0	29,062	4.2
Other	23,658	2.9	25,464	3.7
Total	$806,556	100.0	$695,780	100.0

Net premiums earned
Construction and surety	$134,670	17.6	$107,112	15.9
Property, marine and aviation	117,751	15.4	99,083	14.7
Professional liability	119,684	15.6	97,297	14.4
Casualty	123,929	16.2	142,953	21.2
Programs	114,867	15.0	108,465	16.0
Executive assurance	99,783	13.0	59,293	8.8
Healthcare	34,546	4.5	33,339	4.9
Other	20,901	2.7	27,580	4.1
Total	$766,131	100.0	$675,122	100.0

Net premiums written by client location
United States	$668,388	82.9	$611,774	87.9
Europe	87,466	10.8	56,301	8.1
Other	50,702	6.3	27,705	4.0
Total	$806,556	100.0	$695,780	100.0

The following tables set forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended June 30,
	2006		2005
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$176,116	45.7	$160,646	45.9
Property excluding property catastrophe	88,785	23.0	81,341	23.2
Other specialty	64,493	16.7	74,988	21.4
Property catastrophe	33,786	8.8	9,361	2.7
Marine and aviation	20,626	5.4	18,089	5.2
Other	1,450	0.4	5,631	1.6
Total	$385,256	100.0	$350,056	100.0

Net premiums earned
Casualty (1)	$183,474	44.6	$176,399	45.7
Property excluding property catastrophe	81,668	19.8	87,488	22.7
Other specialty	70,970	17.2	68,545	17.8
Property catastrophe	49,481	12.0	21,768	5.6
Marine and aviation	23,701	5.8	20,619	5.3
Other	2,279	0.6	10,987	2.9
Total	$411,573	100.0	$385,806	100.0

Net premiums written
Pro rata	$288,439	74.9	$305,842	87.4
Excess of loss	96,817	25.1	44,214	12.6
Total	$385,256	100.0	$350,056	100.0

Net premiums earned
Pro rata	$321,438	78.1	$294,526	76.3
Excess of loss	90,135	21.9	91,280	23.7
Total	$411,573	100.0	$385,806	100.0

Net premiums written by client location
United States	$228,677	59.4	$185,116	52.9
Europe	111,663	29.0	109,970	31.4
Bermuda	23,843	6.2	17,314	5.0
Canada	8,649	2.2	20,721	5.9
Asia and Pacific	7,419	1.9	9,829	2.8
Other	5,005	1.3	7,106	2.0
Total	$385,256	100.0	$350,056	100.0

(1)             Includes professional liability and executive assurance business.

	(Unaudited) Six Months Ended June 30,
	2006		2005
REINSURANCE SEGMENT		% of		% of
(U.S. dollars in thousands)	Amount	Total	Amount	Total

Net premiums written
Casualty (1)	$339,104	39.3	$371,515	44.9
Property excluding property catastrophe	195,567	22.7	169,536	20.5
Other specialty	157,757	18.3	166,017	20.1
Property catastrophe	104,122	12.1	53,924	6.5
Marine and aviation	61,978	7.2	48,118	5.8
Other	3,193	0.4	18,639	2.2
Total	$861,721	100.0	$827,749	100.0

Net premiums earned
Casualty (1)	$354,671	44.7	$389,660	51.1
Property excluding property catastrophe	161,288	20.3	144,983	19.0
Other specialty	128,889	16.3	119,299	15.7
Property catastrophe	98,587	12.4	46,529	6.1
Marine and aviation	47,351	6.0	42,610	5.6
Other	2,134	0.3	18,757	2.5
Total	$792,920	100.0	$761,838	100.0

Net premiums written
Pro rata	$560,973	65.1	$625,489	75.6
Excess of loss	300,748	34.9	202,260	24.4
Total	$861,721	100.0	$827,749	100.0

Net premiums earned
Pro rata	$616,726	77.8	$572,138	75.1
Excess of loss	176,194	22.2	189,700	24.9
Total	$792,920	100.0	$761,838	100.0

Net premiums written by client location
United States	$505,992	58.7	$444,530	53.7
Europe	238,926	27.7	265,465	32.1
Bermuda	67,682	7.9	44,378	5.4
Canada	18,205	2.1	42,057	5.1
Asia and Pacific	13,808	1.6	15,399	1.8
Other	17,108	2.0	15,920	1.9
Total	$861,721	100.0	$827,749	100.0

(1)             Includes professional liability and executive assurance business.

Discussion of 2006 Second Quarter Performance

The insurance segment reported underwriting income of $31.0 million for the 2006 second quarter, compared to $32.5 million for the 2005 second quarter. The combined ratio for the insurance segment was 92.1% for the 2006 second quarter, compared to 90.9% for the 2005 second quarter.

Gross premiums written by the insurance segment were $647.8 million for the 2006 second quarter, compared to $577.4 million for the 2005 second quarter, and ceded premiums written were 36.8% of gross premiums written for the 2006 second quarter, compared to 35.3% for the 2005 second quarter. The increase in the percentage of ceded premiums written primarily reflects a higher level of reinsurance costs related to property-catastrophe protection in the 2006 second quarter than in the 2005 second quarter. Net premiums written by the insurance segment were $409.3 million for the 2006 second quarter, compared to $373.7 million for the 2005 second quarter. Roughly half of the increase in net premiums written was in construction and surety business, primarily due to growth in large deductible construction accounts as well as surety business. The balance of the growth was generated from increases in professional liability and executive assurance lines, primarily as a result of growth in policies written, and property business, primarily as a result of rate increases which were tempered by the higher reinsurance costs noted above.

Net premiums earned by the insurance segment were $385.9 million for the 2006 second quarter, compared to $354.1 million for the 2005 second quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The loss ratio for the insurance segment was 65.1% for the 2006 second quarter, compared to 64.9% for the 2005 second quarter. The insurance segment’s results for the 2006 second quarter included two significant losses totaling $18.3 million, while the 2005 second quarter did not include significant large loss activity. The net impact of the change in large loss activity was a 4.7 point increase in the 2006 second quarter loss ratio. The 2006 second quarter included $14.8 million of estimated net favorable development in prior year loss reserves, compared to $8.0 million of estimated net adverse development in the 2005 second quarter. The net impact of the change in estimated net prior year development was a 5.9 point decrease in the 2006 second quarter loss ratio. The estimated net favorable development in the 2006 second quarter was primarily in medium and long-tail lines, partially offset by $6.5 million of adverse development on short-tail business which included $0.9 million related to the 2004 and 2005 hurricanes.

The underwriting expense ratio for the insurance segment was 27.0% in the 2006 second quarter, compared to 26.0% in the 2005 second quarter. The acquisition expense ratio was 10.5% for the 2006 second quarter, compared to 9.7% for the 2005 second quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis and (3) the amount of reinstatement premiums recorded in the period. The increase in the acquisition expense ratio was primarily due to changes in the mix of business. The insurance segment’s other operating expense ratio was 16.5% for the 2006 second quarter, compared to 16.3% for the 2005 second quarter.

The reinsurance segment reported underwriting income of $81.2 million for the 2006 second quarter, compared to $46.5 million for the 2005 second quarter. The combined ratio for the reinsurance segment was 80.8% for the 2006 second quarter, compared to 88.0% for the 2005 second quarter.

Gross premiums written by the reinsurance segment were $499.2 million in the 2006 second quarter, compared to $376.8 million for the 2005 second quarter. A substantial portion of the growth came in property and marine lines, of which $77.7 million of premiums were ceded by Arch Reinsurance Ltd. (“Arch Re Bermuda”), the reinsurance segment’s Bermuda operations, to Flatiron Re Ltd. under a quota-share reinsurance treaty, as previously disclosed. Under such treaty, which was effective January 1, 2006, Flatiron Re Ltd. is assuming a percentage of certain lines of property and marine business underwritten by Arch Re Bermuda for unaffiliated third parties. In addition, during the 2006 second quarter, the reinsurance segment recorded $21.5 million of additional premiums related to certain treaties written in 2002 to 2004, based on new information received from ceding companies, compared to $23.8 million in the 2005 second quarter relating to treaties written in 2002 and 2003. Of the 2005 second quarter amount, $11.3 million related to an adjustment to gross and net premiums written, premiums earned and acquisition expenses which had no effect on underwriting income.

Ceded premiums written by the reinsurance segment were 22.8% of gross premiums written for the 2006 second quarter, compared to 7.1% for the 2005 second quarter. The higher ceded percentage in the 2006 second quarter primarily resulted from the $77.7 million of premiums written ceded ($25.3 million on an earned basis) to Flatiron Re Ltd. noted above.

Net premiums written by the reinsurance segment were $385.3 million for the 2006 second quarter, compared to $350.1 million for the 2005 second quarter. Continued growth in international property and marine lines along with a higher level of U.S. casualty business was offset by a reduction in international casualty and other business. The growth in property and marine lines resulted from higher rates and an increase in exposure and resulted from current market opportunities as catastrophe-exposed property and marine lines have continued to provide attractive opportunities in the wake of the 2005 storms. The reduction in international casualty business was primarily in response to market conditions for European business.

Net premiums earned by the reinsurance segment were $411.6 million for the 2006 second quarter, compared to $385.8 million for the 2005 second quarter, and generally reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

Underwriting income for the reinsurance segment in the 2006 second quarter included estimated net favorable development in prior year loss reserves, net of related adjustments, of $3.3 million. Such amount consisted of $12.8 million of favorable development, primarily in short-tail lines, partially offset by $9.5 million of adverse development related to the 2004 and 2005 hurricanes and the European floods. For the 2005 second quarter, underwriting income benefited from estimated net favorable development in prior year loss reserves, net of related adjustments, of $13.5 million.

The loss ratio for the reinsurance segment was 51.3% for the 2006 second quarter, compared to 55.5% for the 2005 second quarter. The reinsurance segment’s results reflected a low level of catastrophic activity in the period which, combined with a higher contribution of property business to net premiums earned in the period, contributed to the significant reduction in the 2006 second quarter loss ratio. Partially offsetting this, as noted above, the 2006 second quarter included estimated net favorable development in prior year loss reserves of $2.4 million, compared to estimated net favorable development in the 2005 second quarter of $15.1 million. The net impact of the change in estimated net prior year development was a 3.1 point increase in the 2006 second quarter loss ratio.

The underwriting expense ratio for the reinsurance segment was 29.5% in the 2006 second quarter, compared to 32.5% in the 2005 second quarter. The acquisition expense ratio for the 2006 second quarter was 26.1%, compared to 29.4% for the 2005 second quarter. The reinsurance segment’s 2006 results included commission income (in excess of the reimbursement of direct acquisition expenses) on the quota-share reinsurance treaty with Flatiron Re Ltd., which reduced the 2006 second quarter acquisition expense ratio by 0.9 points. The 2006 second quarter also included a $0.9 million reduction in acquisition expenses related to estimated net development in prior year loss reserves, compared to an increase of $1.6 million in the 2005 second quarter. The net impact of the change in estimated net prior year development resulted in a 0.6 point decrease in the 2006 second quarter acquisition expense ratio. In addition, the 2005 second quarter acquisition expense ratio included 2.9 points for the $11.3 million adjustment on certain treaties written in 2002 and 2003, as discussed above. The reinsurance segment’s other operating expense ratio was 3.4% for the 2006 second quarter, compared to 3.1% for the 2005 second quarter. The higher ratio in the 2006 second quarter was driven, in part, by an increase in accrued expenses for incentive compensation related to prior periods.

Calculation of Book Value Per Common Share

The following presents the calculation of book value per common share for June 30, 2006 and December 31, 2005. The shares and per share numbers set forth below exclude the effects of 5,976,146 and 5,637,108 stock options and 95,419 and 93,545 restricted stock units outstanding at June 30, 2006 and December 31, 2005, respectively.

	(Unaudited)
	June 30,	December 31,
(U.S. dollars in thousands, except share data)	2006	2005

Total shareholders’ equity	$3,015,780	$2,480,527
Less preferred shareholders’ equity	(325,000)	—
Common shareholders’ equity	$2,690,780	$2,480,527
Common shares outstanding	73,937,973	73,334,870
Book value per common share	$36.39	$33.82